Exhibit 15

Consent of Independent Registered Public Accounting Firm

The Supervisory Board of SAP SE:

We consent to the incorporation by reference in the registration statements (Nos. 333-60399, 333-65083, 333-30380, 333-41762, 333-63496, 333-63464, 333-102564, 333-167870, 333-173782, 333-190780 and 333-213436) on Form S-8 of SAP SE of our report dated February 21, 2018, with respect to the consolidated balance sheets of SAP SE as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of SAP SE.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany
February 27, 2018